Exhibit 99.1
                                                                    ------------

                              N E W S R E L E A S E

             APHTON ANNOUNCES SALE OF $3.61 MILLION OF COMMON STOCK

                                December 3, 2002

Miami, FL - Aphton Corporation (Nasdaq: APHT) announced today that the Company sold 1,520,000 shares of registered common stock at $2.375 per share for gross proceeds of $3,610,000. Life Science Group, Inc. acted as placement agent in connection with the transaction. The transaction was priced at a 6.86% discount to the last sale on December 2, 2002. The transaction is scheduled to close on Friday, December 6, 2002.

The proceeds of the financing will be used for general corporate purposes, including to fund Aphton's on-going clinical trials and operations while Aphton negotiates with one or more strategic partners to structure a worldwide agreement that could provide substantial funds to Aphton, immediate and over time, if and when negotiations are successfully concluded.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state.

Aphton Corporation is a biopharmaceutical company in one Phase III and three Phase II clinical trials developing products using its innovative vaccine-like technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases worldwide. Aphton has several strategic alliances including strategic alliances with Aventis Pasteur (NYSE: AVE) for treating gastrointestinal system and other cancers with G17DT in North America and Europe; and GlaxoSmithKline (NYSE: GSK) for reproductive system cancer and non-cancer diseases worldwide; and others.

Except for the historical information herein, the matters discussed herein are forward-looking statements that involve a number or risks and uncertainties and are not a guarantee of future performance. Future results may vary significantly based on a number of factors including, but not limited to, intellectual property risks, risks in regulatory and market acceptance of new products and continuing demand for same, the impact of competitive products and pricing, changing economic conditions and other risk factors that are inherent in the drug development process and the company's business including those set forth in Aphton's most recent 10-K and other filings with the Securities and Exchange Commission. It is not possible to predict or identify all such risk factors that could cause actual results to differ from expected or historical results. The company's actual results could differ from these forward-looking statements and the company undertakes no obligation to update publicly any forward-looking statement, except as may be required under applicable securities law.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.